Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
September 9, 2021	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
DXC Technology Company	London	Singapore
1775 Tysons Boulevard	Los Angeles	Tokyo
Tysons, Virginia 22102	Madrid	Washington, D.C.

Re:	$700,000,000 aggregate principal amount of Senior Notes due 2026 and

$650,000,000 aggregate principal amount of Senior Notes due 2028

Registration Statement No. 333-245698

Ladies and Gentlemen:

We have acted as special counsel to DXC Technology Company, a Nevada corporation (the “Company”), in connection with the proposed issuance of $700,000,000 aggregate principal amount of the Company’s 1.800% Senior Notes due 2026 (the “2026 Notes”) and $650,000,000 aggregate principal amount of the Company’s 2.375% Senior Notes due 2028 (together with the 2026 Notes, the “Notes”). The Notes are being issued pursuant to an indenture, dated as of March 27, 2017 (as amended or supplemented to the date hereof, the “Base Indenture”), between the Company (as successor to Everett SpinCo, Inc.) and U.S. Bank National Association, as trustee (the “Trustee”), and a supplemental indenture to the Base Indenture, dated as of the date hereof (together with the Base Indenture, the “Supplemental Indenture”), between the Company and the Trustee setting forth the terms of the Notes, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2020 (Registration No. 333-245698) (as so filed and as amended, the “Registration Statement”), including a base prospectus, dated August 13, 2020 (the “Base Prospectus”), and a final prospectus supplement, dated September 7, 2021 (together with the Base Prospectus, the “Prospectus”), and are to be sold pursuant to an underwriting agreement, dated September 7, 2021, among the underwriters named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to laws of the State of Nevada, including the due authorization of the issuance of

September 9, 2021

the Notes, are addressed in the opinion of Woodburn and Wedge, Nevada counsel for the Company, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to:

(a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; and

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

We express no opinion with respect to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (b) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (c) waivers of broadly or vaguely stated rights; (d) covenants not to compete; (e) provisions for exclusivity, election or cumulation of rights or remedies; (f) provisions authorizing or validating conclusive or discretionary determinations; (g) grants of setoff rights; (h) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (i) proxies, powers and trusts; (j) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (k) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (l) provisions permitting, upon acceleration of any indebtedness (including the Notes) collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (m) any “swap” (as such term is defined in the Commodity Exchange Act), including any guarantee thereof, by any party which is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) or any provision of any Document (as defined below) that purports to share the proceeds of any guarantee or collateral provided by any party that is not an eligible contract participant with the provider of any such swap or the effect of such sharing provisions on the opinions expressed herein; or (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Underwriting Agreement, the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

September 9, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated as of the date hereof and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP